As filed pursuant to Rule 424(b)(3)
Registration No. 333-156219

PRICING SUPPLEMENT
(To Prospectus dated December 17, 2008 as supplemented by the Prospectus Supplement dated December 17, 2008)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$21,086,000.00	$1,503.43

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Paid herewith.

HSBC Finance Corporation - Registration No. 333-156219
Rule 424(b)(3)

Pricing Supplement No. 45

Dated August 23, 2010

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XXU5	$21,086,000.00	1.250%	$20,822,425.00	FIXED	3.150%	Semi-Annual	30/360

Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking
08/15/2015	02/15/2011	$14.79	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.

Agents: Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, and Wachovia Securities LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 26525 N. Riverwoods Blvd. Mettawa, IL 60045

Offering Dates: Monday, August 16, 2010 through
Monday, August 23, 2010
Trade Date: Monday, August 23, 2010 @ 12:00 PM ET
Settlement Date: Thursday, August 26, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book

Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated December 17, 2008 to Prospectus dated December 17, 2008